                                    Exhibit 99.1

Contact: Shaun A. Burke                                               For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
                                                                                           A 30% INCREASE IN QUARTERLY EARNINGS PER SHARE

SPRINGFIELD, MO - (April 18, 2006) - Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following highlights for its first quarter ended March 31, 2006:

First Quarter 2006 Financial Highlights

•	Annualized return on average assets increased to 1.31% over the prior year quarter
•	Annualized return on average equity increased to 14.47% over the prior year quarter
•	Earnings per share increases 30% over prior year quarter
•	Net income increases 29% over prior year quarter
•	Net interest income increases 25% over prior year quarter
•	Net interest margin increases 47 basis points over prior year quarter to 3.77%

The Company today announces that earnings for the first quarter ended March 31, 2006 were $0.56 per share, ($1,564,000), up from the $0.43 per share ($1,215,000) the Company earned during the same quarter in the prior year. This represents a 30% increase in quarterly earnings per share.

The Company announced a plan to repurchase 300,000 shares of common stock on November 22, 2002. To date the Company has repurchased 288,900 shares of common stock under this plan at an average cost of $22.30 per share.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time

Guaranty Federal Bancshares Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has seven branches and 19 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATMs and over 1,000 ATMs nationwide.

Financial Highlights:
	Quarter ended
Operating Data:	31-Mar-06	31-Mar-05

Total interest income	$8,077	$5,901
Total interest expense	3,769	2,457
Provision for loan losses	225	225
Net interest income after
provision for loan losses	4,083	3,219
Noninterest income	822	884
Noninterest expense	2,367	2,180
Income before income tax	2,538	1,923
Income tax expense	974	708
Net income	$1,564	$1,215
Net income per share-basic	$0.56	$0.43
Net income per share-diluted	$0.54	$0.41

Annualized return on average assets	1.31%	1.11%
Annualized return on average equity	14.47%	11.91%
Net interest margin	3.77%	3.30%

	At	At
Financial Condition Data:	31-Mar-06	31-Dec-05
Cash and cash equivalents	$8,110	$20,506
Investments	15,888	12,681
Loans,net of allowance for loan losses	442,901	435,528
3/31/2006 - $5,619; 12/31/2005 - $5,400
Other assets	12,632	12,286
Total assets	$479,531	$481,001

Deposits	$312,869	$320,059
FHLB advances	101,000	100,000
Subordinated debentures	15,465	15,465
Other liabilities	6,867	3,435
Total liabilities	436,201	438,909
Stockholder's equity	43,330	42,092
Total liabilities and stockholder equity	$479,531	$481,001
Equity to assets ratio	9%	9%
Book value per share	$15.44	$15.17
Non performing assets	$3,265	$722